Exhibit 5.1
Furniture Brands International
1 N. Brentwood Blvd., 15th floor
St. Louis, Missouri 63105
May 6, 2010
Board of Directors
Furniture Brands International, Inc.
1 N. Brentwood Blvd.
St. Louis, MO 63105
Ladies and Gentlemen:
I am the Deputy General Counsel and Assistant Secretary of Furniture Brands International, Inc., a Delaware corporation (the “Company”), and in such capacity have acted as counsel for the Company in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the registration of 5,291,598 shares of the Company’s common stock, no par value (the “Shares”), of which 3,791,598 Shares may be issued from time to time under the Company’s 2010 Omnibus Incentive Plan (the “2010 Plan”), and 1,500,000 Shares may be issued from time to time under the Company’s 2010 Employee Stock Purchase Plan (the “ESPP”), collectively, the 2010 Plan and the ESPP are referred to herein as the “Plans.”
In connection therewith, I have examined the originals, or photostatic or certified copies, of such records of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.
Based upon and subject to the foregoing and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that following: (i) the effectiveness of the Registration Statement, and (ii) the issuance of the Shares in the manner and on the terms described in the Plans, the Shares will be validly issued, fully paid and nonassessable.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. I assume no obligation to revise or supplement the opinion should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very Truly Yours,

/s/ Meredith M. Graham

Meredith M. Graham
Deputy General Counsel and
Assistant Secretary